Exhibit 99.1

PRESS RELEASE

Etelos Restructures $5.5 Million of Convertible 6% Secured Debt.

Maturity date extended, interest deferred and monthly principal payments eliminated.

MAPLE VALLEY, WA — (BUSINESS WIRE)—July 1, 2009—Etelos, Inc. (OTCBB: ETLO) announced today that it has executed an agreement to restructure its January 2008 and April 2008 Convertible 6% Secured Debentures with a principal amount of $5.5 Million.   Under the terms of the agreement, the terms of the debentures are extended to December 31, 2012, interest accrual will be  at 0% from the date of the agreement until October 1, 2010, and all accrued interest as of October 1, 2010 will be added to principal and paid at maturity.  The company’s obligation to make monthly amortizing redemption payments has been terminated; the company will make semi-annual interest payments only.  The parties further agreed to terminate the registration rights agreement entered into in conjunction with the debentures and to exchange the warrants issued in conjunction with the debentures for Etelos common stock on 1:1 basis.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities. Additional details regarding this transaction are available on the Company’s investor page at http://www.etelos.com/etelos/investors/.

About Etelos, Inc.

Etelos is the developer of a Web app distribution platform for delivering Web apps for businesses. Unlike other cloud computing and Platform-as-a-Service (PaaS) solutions, Etelos enables software manufacturers to migrate existing applications or to create new applications, then to package, distribute, host, bill, market and support their Software-as-a-Service (SaaS) enabled applications through a number of third-party branded application marketplaces, all based on the Etelos Platform Suite. Etelos(TM), the Etelos Platform(TM), EASE(TM), Etelos App Server(TM), Etelos VE(TM), Etelos Cloud(TM) and Etelos Marketplace(TM) are trademarks of Etelos, Inc.; other trademarks are the property of their respective owners. For more information about Etelos, please visit www.etelos.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Etelos’ business which are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include, among other things, statements concerning the company’s partnership with others, the future financial performance of the Company, the acceptance of our products and services, the success and timeliness of our product and platform roll-out and other statements qualified by words such as “anticipate,” “believe,” “intend,” “may” and other words of similar import. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s reports that Etelos files periodically with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Etelos undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

CONTACT: Etelos, Inc.

Eric Berto, 425-753-2222

press@etelos.com

Source: Etelos, Inc.